Exhibit (10)CC


                        CHANGE IN CONTROL AGREEMENT


     THIS AGREEMENT is entered into as of the 25th day of August, 2006 by and between FNB CORPORATION (hereinafter referred to as the Company), a bank holding company, with its principal office located at 105 Arbor Drive, Christiansburg, Virginia, organized and existing under the laws of the Commonwealth of Virginia, which owns all of the outstanding stock of First National Bank, and David W. DeHart, Market President New River
Valley/Director of Commercial Banking, (the "Employee").

                                 RECITALS

     I. The Employee currently serves as a key employee member of management of the Company and/or its affiliates and his services and knowledge are valuable to the Company and its affiliates.

     II. The Board of Directors of the Company (as defined below) has determined that it is in the best interests of the Company and its shareholders to assure that the Company and its affiliates will have the continued dedication of the Employee, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction or departure of the Employee to the detriment of the Company and its shareholders by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Employee's full attention and dedication to the Company and its affiliates currently and in the event of any threatened or pending Change in Control. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

     NOW, THEREFORE, it is hereby agreed as follows:

     1. Obligations of the Employee to Remain Employed. The Employee agrees that in the event any person or group attempts a Change in Control, he shall not, without the written agreement of the Board, voluntarily leave the employ of the Company without Good Reason (i) until such attempted Change in Control terminates or (ii) if a Change in Control shall occur, until 90 days following such Change in Control. For purposes of the foregoing clause (i), Good Reason shall be determined as if a Change in Control had occurred when such attempted Change in Control became known to the Board and the Employee.

     2. Obligations in Connection with and upon the Employee's Termination during the Coverage Period.

     (a) Notice of Termination. Any termination of the Employee's employment during the term of this Agreement (determined pursuant to Section 5) in connection with or after the occurrence of a Change in Control by the Company or by the Employee, other than by reason of death, shall be communicated by Notice of Termination to the other party hereto given. For purposes hereof:

          (i) "Notice of Termination" means a written notice given in accordance with Section 9(c) of this Agreement which (A) states whether such termination is for Cause, Good Reason, Disability or Mandatory Retirement, (B) indicates the specific termination provision in this Agreement relied upon, if any, (C) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated, and (D) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date. The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason, Cause, Disability or Mandatory Retirement shall not waive any right of the Employee or the Company, respectively, hereunder or preclude the Employee or the Company, respectively, from asserting such fact or circumstance in enforcing the Employee's or the Company's rights hereunder.

          (ii) "Date of Termination" means (A) if the Employee's employment is terminated by reason of Disability, the Date of Termination shall be the Disability Effective Date, (B) if the Employee's employment is terminated by the Company for any reason other than Disability, the date of the Notice of Termination or any later date specified therein, as the case may be, and (C) if the Employee's employment is terminated by the Employee for any reason, the date of the Company's receipt of the Notice of Termination or any later date specified therein, as the case may be.

     (b) Obligations of the Company in a Covered Termination. If the Employee's employment shall terminate by reason of a Covered Termination during the Coverage Period, then:

          (i) the Company shall pay or cause to be paid to the Employee in a lump sum in cash within 30 days after the Date of Termination the sum of
     (1) the Employee's annual base salary through the Date of Termination to the extent not theretofore paid and (2) any compensation previously deferred by the Employee (together with any accrued interest or earnings thereon), to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2) above shall be hereinafter referred to as the "Accrued Obligations"); and

          (ii) to the extent not theretofore paid or provided, the Company shall timely pay or cause to be paid or provide or cause to be provided to the Employee any other amounts or benefits required to be paid or provided or which the Employee is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"); and

          (iii) the Company shall pay or cause to be paid to the Employee in a lump sum payment equal to the Employees then current Annual Direct Salary (as defined herein), minus applicable withholdings and taxes. Said sum shall be paid to the Employee within thirty (30) days after the Date of Termination:

          (iv) Annual Direct Salary For purposes of this Agreement, Annual Direct Salary shall be defined as the fixed, gross, base annual salary paid to the Employee at such time as the Corporation customarily pays its other employees and shall not include any benefits, bonuses, incentives, or other compensation.

          (v) For one year following the Date of Termination, the Employee and his dependents will continue to be covered under all Welfare Benefit Plans in which the Employee or his dependents were participating immediately prior to the Date of Termination (the "Welfare Continuance Benefit"). The Company will pay all or a portion of the cost of the Welfare Continuance Benefit for the Employee and his dependents under the Welfare Plans on the most favorable same basis as in effect at any time during the 120-day period immediately preceding the Change in Control Effective Date or, if more favorable to the Employee, the basis provided generally at any time after the Change in Control Effective Date to other peer Employees of the Company and its affiliated companies and the Employee and/or his dependents will pay any additional costs. If the Employee becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes hereof, the term "Welfare Benefit Plan" means the welfare benefit plans, practices, policies and programs provided by the Company and its affiliates (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer Employees of the Company and its affiliates, but in no event shall such plans, practices, policies and programs provide the Employee with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Employee and/or his dependents at any time during the 120-day period immediately preceding the Change in Control Effective Date or, if more favorable to the Employee, those provided generally at any time after the Change in Control Effective Date to other peer Employees of the Company and its affiliated companies. If participation in any one or more of the Welfare Plans included in the Welfare Continuance Benefit is not possible under the terms of the Welfare Plan or any provision of law would create an adverse tax effect for the Employee or the Company due to such participation, the Company will provide substantially identical benefits directly or through an insurance arrangement.

Notwithstanding anything to the contrary herein, if the Employee's employment shall terminate by reason of a Covered Termination during the Coverage Period, the Company shall not be obligated to pay any portion of the monies and provide benefits described above in this Section 2(b) other than his Accrued Obligations and Other Benefits, if any, unless within 30 days after such termination the Employee shall have executed and delivered to the Company a written release of all claims against the Company and its affiliates and their respective shareholders, partners, member, directors, managers, officers, employees, agents and attorneys, arising out of or related to any act or omission which occurred on or prior to the date on which such release is provided, in form and substance reasonably satisfactory to the Company.

     (c) Obligations of the Company in a Noncovered Termination. If the Employee's employment shall terminate by reason of a Noncovered Termination during the Coverage Period, this Agreement shall terminate without further obligations to the Employee other than the obligation to pay to the Employee
(i) his Accrued Obligations (as defined in paragraph (i) of Section 2(b)) and
(ii) Other Benefits (as defined in paragraph (ii) of Section 2(b)), in each case to the extent theretofore unpaid. If the Employee voluntarily terminates employment during the Coverage Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Employee, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Employee in a lump sum in cash within 30 days of the Date of Termination.

     3.     Full Settlement.

     (a) Offset, Etc. Except as provided in the next sentence, the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee.

     (b) Employee or Others. The amount of any payment or benefit provided for hereunder (other than the Employee's annual base salary through the Date of Termination, the amount of any compensation previously deferred by the Employee, and Other Benefits) shall be reduced, offset and subject to recovery by the Company in the event and to the extent of any compensation earned by the Employee as a result of subsequent employment by a banking institution located within 50 miles of any location where the Company or its affiliates has a banking, loan production or other financial services office and earned within twelve (12) months after the Employee's Date of Termination. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement and, except as provided in the preceding sentence, such amounts shall not be reduced whether or not the Employee obtains other employment.

     (c) Expenses in Dispute Resolution. In the event that either party to this Agreement is required to file a legal action due to a breach or a dispute over the terms and provisions of this agreement each party shall bear its costs of such action, including but not limited to, reasonable attorney's fees and neither shall have a cause of action or claim for the recovery thereof against the other party.

     (d) Payment prior to Dispute Resolution. If there shall be any dispute between the Company and the Employee in the event of any termination of Employee's employment, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was a Noncovered Termination or that the Company is not otherwise obligated to pay any amount or provide any benefit to the Employee and his dependents or other beneficiaries, as the case may be, under Section 2(b) other than Accrued Obligations and Other Benefits, the Company shall pay all amounts, and provide all benefits, to the Employee and his dependents or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to
Section 2(b) as though such termination were a Covered Termination. Notwithstanding the foregoing, the Company shall not be required to pay any disputed amounts pursuant to this Section 3(c) except upon receipt of an adequate bond, letter of credit or undertaking by or on behalf of the Employee to repay all such amounts to which the Employee is ultimately adjudged by such court not to be entitled.

     4.     Payment Limitation.

     (a) Payment Limitation. Notwithstanding anything contained in this Agreement or any other agreement or plan to the contrary, the payments and benefits provided to, or for the benefit of, the Employee under this Agreement or under any other plan or agreement which become payable or are taken into account as a result of the Change in Control (the "Payments") shall be reduced (but not below zero) to the extent necessary so that no payment to be made, or benefit to be provided, to the Employee or for his benefit under this Agreement or any other plan or agreement shall be subject to the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), (such reduced amount is hereinafter referred to as the "Limited Payment Amount"). Unless the Employee shall have given prior written notice specifying a different order to the Company, the Company shall reduce or eliminate the Payments to the Employee by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by the Employee pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Employee's rights and entitlements to any benefits or compensation.

     (b) Payment Limitation Determinations. All determinations required to be made under Section 4(a) through (c) shall be made by the Company's public accounting firm (the "Accounting Firm"). The Accounting Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and the Employee within fifteen days after the receipt of notice from the Company that there has been a Payment (or at such earlier times as is requested by the Company) and, with respect to any Limited Payment Amount, a reasonable opinion to the Employee that he is not required to report any excise tax on his federal income tax return with respect to the Limited Payment Amount (collectively, the "Determination"). In the event that the Accounting Firm is serving as an accountant or auditor for the individual, entity or group effecting the Change in Control, the Employee shall appoint another nationally recognized public accounting firm to make the determination required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. The Determination by the Accounting Firm shall be binding upon the Company and the Employee (except as provided in paragraph (c) below).

     (c) Excess Payments Considered a Loan. If it is established pursuant to a final determination of a court or an Internal Revenue Service (the "IRS") proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, the Employee by the Company, which are in excess of the limitations provided in Section 4(a) through (c) (hereinafter referred to as an "Excess Payment"), such Excess Payment shall be deemed for all purposes to be a loan to the Employee made on the date the Employee received the Excess Payment and the Employee shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Employee's receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Payments that will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made under
Section 4(a) through (c). In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to the Employee within ten days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Employee until the date of payment.

     (d) Banking Payment Limitation. Notwithstanding anything contained in this Agreement or any other agreement or plan to the contrary, the payments and benefits provided to, or for the benefit of, the Employee under this Agreement or under any other plan or agreement shall be reduced (but not below zero) to the extent necessary so that no payment to be made, or benefit to be provided, to the Employee or for his benefit under this Agreement or any other plan or agreement shall be in violation of the golden parachute and indemnification payment limitations and prohibitions of 12 CFR Section 359.

     5.     Termination of Agreement.

     (a) Term of Agreement. This Agreement shall be effective as of the Agreement Effective Date and shall normally continue until the earlier of (i) the third anniversary of the Agreement Effective Date or (ii) the date this Agreement terminates pursuant to any provision of this Section 5; provided however, that commencing on the date one year after the Agreement Effective Date, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), unless previously terminated, the term of this Agreement shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Employee in accordance with Section 9(c) of this Agreement that the term of this Agreement shall not be so extended. Notwithstanding the foregoing, if a Change in Control has occurred during the term of this Agreement, the term of this Agreement shall not end before the end of the Coverage Period.

     (b) Automatic Termination. Notwithstanding the foregoing, the term of this Agreement shall terminate in any event upon the first to occur of
(i) subject to the inapplicability of the last sentence of Section 10(e), the termination of the Employee's employment with the Company prior to a Change in Control Effective Date or (ii) the Employee's termination of employment in a Noncovered Termination at or after a Change in Control Effective Date.

     (c) Company's Right to Terminate. The Company shall have the right prior to a Change in Control Effective Date, in its sole discretion, pursuant to action by the Board, to approve the termination of this Agreement, which termination shall not become effective until the date fixed by the Board for such termination, which date shall be at least six months after notice thereunder is given by the Company to the Employee in accordance with Section 9(c) of this Agreement. Notwithstanding the foregoing, no such action shall be taken by the Board during any period of time when the Board has knowledge that any person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change in Control.

     6.     Confidential Information.

     (a) No Disclosure by Employee. The Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates, and their respective businesses, which shall have been obtained by the Employee during the Employee's employment by the Company or any of its affiliates and which shall not be or become public knowledge (other than by acts by the Employee or representatives of the Employee in violation of this Agreement). After termination of the Employee's employment with the Company and any or its affiliates, the Employee shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

     (b) Remedies for Breach. It is recognized that damages in the event of breach of Section 6(a) above by the Employee would be difficult, if not impossible, to ascertain, and it is therefore specifically agreed that the

Company, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach. The existence of this right shall not preclude the Company from pursuing any other rights and remedies at law or in equity that it may have.

     (c) Breach Not Basis to Withhold Payment. In no event shall an asserted violation of the provisions of this Section 6 constitute a basis for deferring or withholding any amounts otherwise payable to the Employee under this Agreement.

     7.     Benefit and Successors.

     (a) Employee's Benefit. This Agreement shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die and any amount remains payable hereunder after his death, any such amount, unless otherwise agreed by the Company or provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's devisee, legatee or other designee of such payment or, if there is no such designee, the Employee's estate.

     (b) Company's Benefit. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     (c) Assumption by Successor to Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     8.     Nonqualified Deferred Compensation Plan Omnibus Provision.

     (a) It is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Notwithstanding any other provision of this Agreement, the Board or its delegate (including any compensation committee of the Board) is authorized to amend this Agreement, to amend any election made by the Employee under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be necessary or appropriate to comply, or to evidence or further evidence required compliance, with Section 409A of the Code.

     (b) It is specifically intended that all elections, consents and modifications thereto under this Agreement will comply with the requirements of Section 409A of the Code (including any transition or grandfather rules thereunder). The Board or its delegate (including any compensation committee of the Board) is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply the requirements of Section 409A of the Code (including any transition or grandfather rules thereunder).

     9.     Miscellaneous.

     (a) Governing Law and Venue. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia. In furtherance of the foregoing, the internal law of the Commonwealth of Virginia shall control the interpretation and construction of this Agreement, even though under the jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. Should either party bring suit to enforce the provisions hereof, the Company and the Employee expressly consent to the exclusive jurisdiction and venue of the Circuit Court of Montgomery County, Virginia to resolve such dispute.

     (b) Amendment. No provision of this Agreement may be amended or modified unless such modification, waiver, or discharge is agreed to in writing signed by the Employee and the Chairman of the Board or Chief
Employee Officer of the Company (or highest ranking Employee officer of the Company other than the Employee, if applicable) or their respective successors and legal representatives.

     (c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

            If to the Employee:

            David W. DeHart
            407 8th St
            Radford, Virginia, 24141

            If to the Company:

            c/o Chairman of the Board
            105 Arbor Drive
            P. O. Box 600
            Christiansburg, VA  24068-0600

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

     (d) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     (e) Tax Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     (f) Waiver. No provision of this Agreement may be waived unless such modification, waiver, or discharge is agreed to in writing signed by the Employee and the Chairman of the Board or President of the Company (or highest ranking Employee officer of the Company other than the Employee, if applicable). No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     (g) Employee's Employment. The Employee and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Employee and the Company, the employment of the Employee by the Company is "at will" and, subject to the last sentence of Section 10(e) hereof deeming a termination to have occurred on or after the occurrence of a Change in Control Effective Date, the Employee's employment and/or this Agreement may be terminated by either the Employee or the Company at any time prior to the Change in Control Effective Date, in which case the Employee shall have no further rights under this Agreement.

     (h) Other Agreements Superceded. From and after the Change in Control Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter (severance pay and benefits) hereof.

     (i) Nonexclusivity of Rights. Subject to Section 9(h), nothing in this Agreement shall prevent or limit the Employee's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Employee may qualify, nor shall anything herein limit or otherwise affect such rights as the Employee may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Employee's termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. As of the Agreement Effective Date, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

     (j) Statutory References. Any reference in this Agreement to a specific statutory provision shall include that provision and any comparable provision or provisions of future legislation amending, modifying, supplementing or superseding the referenced provision.

     (k) Nonassignability. This Agreement is personal to the Employee, and without the prior written consent of the Company, no right, benefit or interest hereunder shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, except by will or the laws of descent and distribution, and any attempt thereat shall be void; and no right, benefit or interest hereunder shall, prior to receipt of payment, be in any manner liable for or subject to the recipient's debts, contracts, liabilities, engagements or torts.

     (l) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original and all of which together shall constitute one agreement.

     (m) Employment with Affiliates. Employment with the Company for purposes of this Agreement shall include employment with any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors or which has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors.

     (n) Constructions. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Employee and the Company, and no presumption or burden of proof shall arise in favor or disfavoring either by virtue of the authorship of any provisions of this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

     10.     Certain Definitions.

     (a) "Agreement Effective Date" means the day and year first above written.

     (b)     "Board" means the Board of Directors of the Company.

     (c)     "Cause" means:

             (i) the willful or intentional failure of the Employee to perform substantially, or the persistent negligence or misconduct in the performance of, the Employee's duties with the Company or one of its affiliates, after a written demand for substantial performance is delivered to the Employee by the Board or, where the Employee is not the Chief Employee Officer of the Company, the Chief Employee Officer of the Company which specifically identifies the manner in which the Board or Chief Employee Officer believes that the Employee has not substantially performed the Employee's duties, or

             (ii) the Employee's personal dishonesty, incompetence, willful misconduct, willful breach of fiduciary duty, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), willful violation of a final cease and desist order or willful engaging in other illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Employee, shall be considered "willful" unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Employee Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company. The cessation of employment of the Employee shall not be deemed to be for Cause unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Employee in accordance with Section 9(c) of this Agreement and the Employee is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Employee is guilty of the conduct described in paragraph (i) or (ii) above, and specifying the particulars thereof in detail.

     (d) "Change in Control" means the occurrence, on or after the Agreement Effective Date and during the term of this Agreement (determined pursuant to Section 5), of any of the following:

             (i) the closing of a corporate reorganization in which the Company (or its successor) becomes a subsidiary of a holding company, the majority of the common stock of which is owned by persons who did not own the majority of the common stock of the Company (or its successor) immediately prior to the reorganization;

             (ii) individuals who constitute the Board on the Agreement Effective Date (the "Incumbent Board") cease for any reason to constitute at least a majority thereof; provided that any person becoming a director subsequent to the date hereof whose nomination for election was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board shall be considered as though such person were a member of the Incumbent Board for purposes of this paragraph;

             (iii) the closing of the merger of the Company (or its successor) with or into another person; or

             (iv) the closing of the sale, conveyance, or other transfer of substantially all of the assets of the Company (or its successor) to another person.

For purposes hereof, the term "person" shall include any individual, corporation, partnership, group, association, or other "person", as such term is used in Section 14(d) of the Securities Exchange Act of 1934, as amended, other than the Company (or its successor), any entity in which the Company (or its successor) owns a majority of the voting interest, or any employee benefit plan(s) sponsored by the Company (or its successor).

     (e) The "Change in Control Effective Date" means the first date during the term of this Agreement (determined pursuant to Section 5) on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Employee's employment with the Company is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Employee that such termination of employment (i) was at the request of a third party (as defined in paragraph
(ii) of Section 10(h)) who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the "Change in Control Effective Date" shall mean the date immediately prior to the date of such termination of employment.

     (f) "Coverage Period" means the period of time beginning with the Change in Control Effective Date and ending on the earliest to occur of (i) the Employee's death and (ii) the first anniversary of the Change in Control Effective Date.

     (g) "Disability" means that the Employee either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or any of its affiliates. Any Disability shall be determined by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee's legal representative. If the Company determines in good faith that the Disability of the Employee has occurred during the Coverage Period, it may give to the Employee written notice in accordance with Section 9(c) of this Agreement of its intention to terminate the Employee's employment. In such event, the Employee's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Employee (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Employee shall not have returned to full-time performance of the Employee's duties.

     (h)     "Good Reason" means that any of the following has occurred:

             (i) the occurrence, on or after the Agreement Effective Date and during the Coverage Period, of any of the following:

                     (A) the assignment to the Employee of any duties inconsistent in any material adverse respect with the Employee's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately prior to the Change in Control, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee in accordance with Section 9(c) of this Agreement;

                     (B) a reduction by the Company in the Employee's rate of annual base salary, bonus opportunity or aggregate value of benefits and perquisites as in effect immediately prior to the Change in Control or as the same may be increased from time to time thereafter, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee in accordance with Section 9(c) of this Agreement;

                     (C) the Company's requiring the Employee to be based at any office or location more than 50 miles from the facility where the Employee is located at the time of the Change in Control or the Company's requiring the Employee to travel on Company business to a substantially greater extent than required immediately prior to the Change in Control Effective Date (but determined without regard to travel necessitated by reason of any anticipated Change in Control);

                     (D) any purported termination during the Coverage Period by the Company of the Employee's employment otherwise than as expressly permitted by this Agreement;

                     (E) any failure by the Company to comply with and satisfy Section 7(c) of this Agreement by obtaining satisfactory agreement from any successor to assume and perform this Agreement; or

             (ii)    any event or condition described in paragraph (i) of this
     Section 10(h) which occurs on or after the Agreement Effective Date, but prior to a Change in Control, but was at the request of a third party who effectuates the Change in Control, notwithstanding that it occurred prior to the Change in Control, but such event or condition shall not be considered to actually have occurred until the Change in Control Effective Date.

     (i) "Covered Termination" means a termination of Employee's employment during the Coverage Period (i) by the Company for any reason other than Cause or the Employee's Disability, Mandatory Retirement, or death, or (ii) by the Employee for Good Reason.

     (j) "Mandatory Retirement" means any lawful retirement of the Employee for a reason other than Disability that is required by the Company.

     (k) "Noncovered Termination" means a termination of Employee's employment that is not a Covered Termination.

     IN WITNESS WHEREOF, the Employee has hereunto set the Employee's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.


                                    /s/ David W. DeHart
                                    Employee


                                    FNB Corporation


                                    /s/  William P. Heath, Jr.
                                    William P. Heath, Jr.
                                    President and CEO